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                                                                    EXHIBIT 99.1

[WMA CORP LETTERHEAD]
                                 PRESS RELEASE
THE WMA CORPORATION                                  CONTACT: EDWARD F. MCKERNAN

FOR IMMEDIATE RELEASE                                PHONE: 770/248-3311

                THE WMA CORPORATION SELLS $4 MILLION OF PREFERRED
                           STOCK IN PRIVATE PLACEMENT

         ATLANTA, JULY 10, 2000 - On June 30, 2000, The WMA Corporation (the "Company") sold approximately $4 million of convertible preferred stock, $2.00 par value per share (the "Shares"), in a private placement to accredited investors consisting primarily of officers of the Company and independent sales associates of an affiliate. The private placement proceeds increase the Company's capital base and its business capacity. Independent sales associates were given this opportunity to increase or secure their equity position in the Company. Stephens Inc. acted as the placement agent for the Company.

         The Shares were offered to persons who are "accredited investors" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, in reliance upon the exemption from registration provided by such regulation and other applicable federal and state securities laws. The Shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         The WMA Corporation is the parent of WMA Life Insurance Company Limited (WMA Life), a Bermuda life reinsurer. WMA Life has approximately $9 billion of life reinsurance in force and nearly $375 million of reinsured annuity benefits in force. WMA Life reinsures more than 300,000 life insurance policies and riders and annuity contracts.

                            11315 Johns Creek Pkwy.
                             Duluth, GA 30097-1517
                                 P.O. Box 2167
                             Duluth, GA 30096-9919
                                  770.453.9300
                               Fax: 770.248.3250
                              http://www.wmas.com